Exhibit 99.2

Platform Specialty Products Corporation Announces Mandatory Redemption of Warrants and Closing of 401K Exchange

MIAMI, March 5, 2014 (GLOBE NEWSWIRE) -- Platform Specialty Products Corporation (NYSE:PAH) announced today that, as of March 4, 2014, a mandatory redemption event has occurred with respect to all of its outstanding warrants (OTCBB:PLAFW). Each warrant will be mandatorily redeemed by Platform for $0.01 per warrant on April 3, 2014, unless exercised before 5:00 p.m. on April 2, 2014. The mandatory redemption event has been triggered because the daily volume weighted average price of Platform's common stock on the New York Stock Exchange for the ten consecutive trading days ended March 4, 2014 was equal to or greater than $18.00.

Registered holders of warrants will have until 5:00 p.m. on April 2, 2014 to exercise their warrants. The warrants are exercisable in multiples of three for one share of Platform's common stock at an exercise price of $11.50 per whole share of common stock. On or after the April 3, 2014, registered holders of warrants will have no further rights with regard to such warrants except to receive $0.01 per warrant.

Beneficial holders desiring to exercise their warrants should contact the brokerage firm holding their warrants immediately to process their exercise and avoid redemption. Brokers will likely have an earlier deadline for beneficial holders to exercise their warrants than the deadline for registered holders set forth above.

Platform also announced today that, on March 4, 2014, it consummated the transactions contemplated by the Exchange Agreement entered into with the fiduciaries of the MacDermid, Incorporated Profit Sharing and Employee Savings Plan (the "Plan") on October 25, 2013 in connection with Platform's October 31, 2013 acquisition of MacDermid.

In connection with the closing, Platform issued to the fiduciaries of the Plan, for the benefit of the individual Plan participants, an aggregate of approximately $2.6 million in cash and 1,670,386 shares of Platform common stock in exchange for all remaining outstanding equity interests of MacDermid, Incorporated owned by the Plan.

As of the date hereof, there are 45,208,470 warrants outstanding and 106,424,750 common shares outstanding. If all warrants are exercised, an additional 15,069,490 common shares will be issued.

This release is neither an offer to sell nor a solicitation of an offer to buy any securities of the Company.

About Platform

Platform is a global producer of high-technology specialty chemical products and provider of technical services. The business involves the manufacture of a broad range of specialty chemicals, created by blending raw materials, and the incorporation of these chemicals into multi-step technological processes. These specialty chemicals and processes together encompass the products sold to customers in the electronics, metal and plastic plating, graphic arts, and offshore oil production and drilling industries. More information on Platform is available at www.platformspecialtyproducts.com.

Safe Harbor

Forward-Looking Statements and Disclaimers

This press release does not constitute or form part of any offer or invitation to purchase, otherwise acquire, issue, subscribe for, sell or otherwise dispose of any securities, nor any solicitation of any offer to purchase, otherwise acquire, issue, subscribe for, sell, or otherwise dispose of any securities of the Company.

This press release contains forward-looking statements which are based on the Company's expectations and intentions regarding the date on which the Platform warrants will be mandatorily redeemed. Given these risks and uncertainties, prospective investors are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date of such statements and, except as required by applicable law, the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Source/Investor Relations Contact:
         Frank Monteiro
         +1-203-575-5850

         Media Contacts:

         Liz Cohen
         Weber Shandwick
         +1-212-445-8044

         Kelly Gawlik
         Weber Shandwick
         +1-212-445-8368